Exhibit 99.1

For further information:

Jude Beres

Chief Financial Officer

JBeres@goutsi.com

(586) 920-0100

Universal Truckload Services, Inc. Reports First Quarter 2016 Financial Results

Warren, MI – April 28, 2016 — Universal Truckload Services, Inc. (NASDAQ: UACL) today reported first quarter 2016 net income of $7.5 million, or $0.26 per basic and diluted share, on total operating revenues of $260.4 million. This compares to $8.2 million, or $0.27 per basic and diluted share, during the first quarter of 2015 on total operating revenues of $263.6 million.

Operating revenues from our transportation services decreased $10.5 million, or 6.5%, to $149.9 million in the quarter ended April 2, 2016. The decline included an $8.4 million decrease in fuel surcharges, and a 6.7% decrease in average operating revenues per load, excluding fuel surcharges. Load volumes were relatively stable, increasing a modest 1.1%, however, a weak pricing environment and declining fuel surcharges drove the overall decline. Value-added service revenues increased $5.3 million, or 7.6%, in the most recent quarter to $75.6 million reflecting new business awarded in the second half of 2015. Intermodal service revenues also increased, up 6.0% to $34.9 million compared to the same period last year. Our intermodal service revenues include a $2.7 million increase in drayage revenues, partially offset by lower domestic intermodal and depot services.

Consolidated income from operations decreased $1.1 million to $13.9 million in the first quarter of 2016 and EBITDA decreased 6.8% to $22.5 million during the same period. Our operating margin and EBITDA margin for the first quarter of 2016 are 5.3% and 8.6% of operating revenues. These profitability metrics compare to 5.7% and 9.1%, respectively, in the first quarter of 2015.

Income from operations in our transportation segment decreased 7.3% to $5.9 million in the first quarter of 2016, despite a $9.7 million decline in transportation segment revenues. Income from operations in our logistics segment, which includes value-added services and dedicated transportation services, decreased 2.6%, or $0.2 million to $8.5 million on $102.6 million of operating revenues compared to $96.2 million in operating revenues in the same period last year.

“We are starting to see the growth anticipated in our value-added services,” commented Universal’s Chief Executive Officer, Jeff Rogers. “However, a soft pricing environment and low diesel prices continues to put downward pressure in our transportation service revenues. Once again, intermodal performed very well for us and we are getting excited about the improvements made in our dedicated operations. There is work ahead of us, but we will stay focused on driving profitable growth, and ensure we are achieving maximum efficiency with our strong business model.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of April 2, 2016, we held cash and cash equivalents totaling $11.7 million and marketable securities of $13.4 million. Outstanding debt, net of debt issue costs, totaled $233.4 million and our capital expenditures totaled $36.0 million during the first three months of 2016.

Universal Truckload Services, Inc. also announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock. The dividend is payable to shareholders of record at the close of business on May 9, 2016 and is expected to be paid on May 19, 2016.

Conference call:

We invite investors and analysts to our quarterly earnings conference call. During the call, Jeff Rogers, CEO, Jude Beres, CFO, and Steven Fitzpatrick, Vice President of Finance and Investor Relations, will discuss Universal’s first quarter 2016 financial performance, the demand outlook in our key markets and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details

Time:	10:00 AM EDT
Date:	Friday, April 29, 2016
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	83911871

A replay of the conference call will be available beginning two hours after the call through May 26, 2016, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 83911871. The call will also be available on investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 2,	March 28,
	2016	2015
Operating revenues:
Transportation services	$149,924	$160,404
Value-added services	75,554	70,218
Intermodal services	34,916	32,939

Total operating revenues	260,394	263,561
Operating expenses:
Purchased transportation and equipment rent	121,665	132,080
Direct personnel and related benefits	64,010	51,510
Commission expense	8,072	8,818
Operating expense (exclusive of items shown separately)	23,926	27,045
Occupancy expense	7,723	6,827
Selling, general and administrative	8,350	9,006
Insurance and claims	4,172	4,170
Depreciation and amortization	8,546	9,038

Total operating expenses	246,464	248,494

Income from operations	13,930	15,067
Interest expense, net	(1,963)	(1,842)
Other non-operating income	138	107

Income before provision for income taxes	12,105	13,332
Provision for income taxes	4,628	5,168

Net income	$7,477	$8,164

Earnings per common share:
Basic	$0.26	$0.27
Diluted	$0.26	$0.27
Weighted average number of common shares outstanding:
Basic	28,402	29,992
Diluted	28,402	29,998
Dividends declared per common share	$0.07	$0.07

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 2, 2016	December 31, 2015
Assets
Cash and cash equivalents	$11,731	$12,930
Marketable securities	13,378	13,431
Accounts receivable - net	139,253	141,275
Other current assets	32,254	35,204

Total current assets	196,616	202,840
Property and equipment - net	206,497	177,189
Other long-term assets - net	131,081	129,470

Total assets	$534,194	$509,499

Liabilities and shareholders’ equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$115,173	$91,700
Debt - net	233,402	233,414
Capital lease obligations	293	1,981
Other long-term liabilities	48,981	51,323

Total liabilities	397,849	378,418
Total shareholders’ equity	136,345	131,081

Total liabilities and shareholders’ equity	$534,194	$509,499

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	April 2,	March 28,
	2016	2015
Transportation Services:
Average operating revenues per loaded mile (a)	$2.35	$2.68
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.21	$2.44
Average operating revenues per load (a)	$895	$996
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$843	$904
Average length of haul (a) (b)	381	371
Number of loads (a)	148,354	146,811
Value Added Services:
Number of facilities (c)
Customer provided	17	17
Company leased	31	30

Total	48	47
Intermodal Services:
Drayage (in thousands)	$32,281	$29,623
Domestic Intermodal (in thousands)	452	809
Depot (in thousands)	2,183	2,507

Total (in thousands)	$34,916	$32,939

Average operating revenues per loaded mile	$5.07	$5.10
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable	$4.53	$4.17
Average operating revenues per load	$396	$399
Average operating revenues per load, excluding fuel surcharges, where separately identifiable	$353	$326
Number of loads	81,495	74,316
Number of container yards	11	10

(a)	Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.
(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended
	April 2,	March 28,
	2016	2015
Average Headcount
Employees	3,985	4,254
Full time equivalents	1,913	1,437

Total	5,898	5,691
Average number of tractors
Provided by owner-operators	3,178	3,259
Owned	770	846
Third party lease	36	35

Total	3,984	4,140
Operating Revenues by Segment:
Transportation	$157,546	$167,233
Logistics	102,557	96,232
Other	291	96

	$260,394	$263,561

Income from Operations by Segment:
Transportation	$5,888	$6,350
Logistics	8,549	8,773
Other	(507)	(56)

	$13,930	$15,067

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	April 2,	March 28,
	2016	2015
	( in thousands)
EBITDA
Net income	$7,477	$8,164
Provision for income taxes	4,628	5,168
Interest expense, net	1,963	1,842
Depreciation and amortization	8,546	9,038
Other non-operating income	(138)	(107)

EBITDA	$22,476	$24,105

EBITDA margin (a)	8.6%	9.1%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.